Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”) is entered into as of August 7, 2022 by and between Kewsong Lee (“Employee”) and The Carlyle Group Employee Co., L.L.C., a Delaware limited liability company (“Employer”), on behalf of itself, its members, partners, directors, officers and any subsidiaries and affiliates controlled by, controlling, or under common control with Employer, including any entity doing business under The Carlyle Group name, and any of each of their respective assigns (collectively, “Carlyle”) in order to further the mutually desired terms and conditions set forth herein.
WHEREAS, Employee is an employee of Employer pursuant to an employment agreement dated October 23, 2017, as amended effective as of January 1, 2020 (the “Employment Agreement”); and
WHEREAS, Employee, Employer and Carlyle have mutually agreed that Employee will separate from employment with Employer to pursue new opportunities on the terms and conditions of separation as set forth below;
WHEREAS, in connection with the cessation of Employee’s employment with Employer, the parties desire to agree on the terms and conditions of separation as set forth below.
NOW, THEREFORE, in consideration of the covenants, releases, representations, mutual promises, and terms and conditions contained herein, the receipt and sufficiency of which each of the undersigned hereby acknowledges, Employee and Carlyle agree as follows:
1.    Separation.
a.    Employee’s employment with Employer is terminating effective as of August 7, 2022 (the “Separation Date”). Employee hereby resigns from the Board of Directors of the Carlyle Group, Inc. and as an officer, director, board member, agent or any similar position with Carlyle, any affiliate of Carlyle or any portfolio company or investment in which Carlyle or an affiliate of Carlyle has acquired a direct or indirect interest, in each case, effective as of the Separation Date. Employee acknowledges and agrees that such resignations are permanent and shall not be impacted by any revocation of this Agreement. Concurrently with the signing of this Agreement, Employee is providing to Carlyle the Confirmation of Resignation and Power of Attorney attached hereto as Attachment A in order to facilitate any further action that is required in order to remove Employee from all applicable positions described in this Section 1(a). Each of Employee and Carlyle hereby waive any applicable notice provisions.
b.    Subsequent to the Separation Date, Employee shall have no authority to, and hereby agrees not to, legally, contractually or otherwise attempt to bind Carlyle or its affiliates or any investment funds or investments managed by or affiliated with Carlyle or to incur any liabilities on their behalf. Subsequent to the Separation Date, Employee will not represent Employee to any person or entity as having authority to act on behalf of Carlyle.
c.    Employee hereby agrees that Employee will provide consulting services to Carlyle as a Senior Advisor during the period commencing on the Separation Date and continuing through December 31, 2022 or such earlier date as of which the consulting services are terminated pursuant to this Section 1(c) (the “Transition Period”).  For purposes of this Section 1(c), Employee shall be referred to as “Senior Advisor.”  Such services shall comprise assisting in the transition of duties as reasonably requested by any executive officer of Carlyle or any member of the Office of the CEO of Carlyle (the “Services”).  To the extent Carlyle requests that Senior Advisor travel on Carlyle business during the Transition Period, such travel shall be subject to Senior Advisor and Carlyle reasonably agreeing in advance to the manner of, and reimbursement for, such travel costs.  During the Transition Period (and in any event until

September 15, 2022), Senior Advisor will be entitled to receive continued administrative support and assistance from the individual who serves as Senior Advisor’s executive assistant as of the Separation Date (the “Executive Assistant”), for so long as the Executive Assistant remains employed by Carlyle during such period (and shall be permitted to solicit and/or hire the Executive Assistant). Senior Advisor will not disclose to third parties, and will use reasonable best efforts to protect, the confidentiality of any non-public business, financial and investment information related to Carlyle and its portfolio companies received in connection with the Services, subject to the exceptions set forth in Section 7(b) of Attachment B. Senior Advisor agrees to comply with all rules, laws, and regulations that are related to the Services (including, but not limited to, securities laws prohibiting purchases or sales of securities while aware of material, non-public information regarding such securities) and to comply with the Carlyle’s investment supervision and pre-clearance protocols, as may be required by Carlyle.  The Services will automatically terminate on December 31, 2022, provided that either Senior Advisor or the Carlyle may terminate the Services for any reason by providing 15 days’ notice to the other party in writing or by email and Carlyle may terminate the Services immediately for Cause (as defined in the Employment Agreement) without providing any notice to Senior Advisor.
2.    Payments and Other Consideration.
a.    Employee is entitled to receive Employee’s base salary through the Separation Date payable through Employer’s regularly scheduled bi-weekly payroll dates.
b.    Contingent on Employee signing and not revoking this Agreement, Employee shall receive the following cash severance payments, less applicable withholdings and taxes, which Employee agrees are in full satisfaction of any and all payments owed to Employee under Section 6(a) of the Employment Agreement:
i.    an aggregate amount equal to $1,405,000, which corresponds to the aggregate amount, subject to rounding, of the following monthly payments (prorated for partial months) for the remainder of the Term (as defined in the Employment Agreement): (A) Employee’s base salary divided by 12, plus (B) Employee’s Average Annual Bonus (as defined in the Employment Agreement) for calendar years 2020 and 2021, divided by 12, plus (C) Employee’s (and his covered dependents’) monthly COBRA (as defined below) premium, payable in five equal monthly installments commencing with the first regularly scheduled payroll date that is at least 45 days after the Separation Date; and
ii.    a lump sum cash amount, payable within 30 days following February 1, 2023, equal to a pro rata portion, subject to rounding, of the Annual Bonus (as defined in the Employment Agreement) for 2022 based on the actual per share dividends paid by the Company on its common stock with respect to calendar year 2022, which is expected to equal $1,950,000.
c.    Except as provided in this Agreement, Employee shall not be entitled to receive from Carlyle any further base salary, bonuses or other payments or amounts. Carlyle shall reimburse Employee for any unreimbursed documented business expenses incurred prior to the Separation Date in accordance with the Carlyle expense reimbursement policy. Employee specifically acknowledges and agrees that the payments and benefits described herein are adequate consideration for the execution and performance of this Agreement by Employee. All amounts due and payable under this Agreement are gross payments, and such gross amounts will be reduced by amounts required or authorized to be withheld by law, including all applicable federal, state and local withholding taxes and deductions. Employee hereby authorizes Carlyle to withhold funds for taxes due under the Federal Insurance Contributions Act (“FICA”) from Employee’s final bi-weekly payroll amount or severance payment in connection with the restricted stock units (“RSUs”) of The Carlyle Group Inc. (the “Company”) that will vest under the terms of this Agreement and the Award Agreements (as further described in Section 5 hereto). Employee agrees that with regard to federal, state and local income taxes that accrue on each upcoming vesting date of RSUs and performance-based restricted stock units (“PSUs”) of the Company that will vest under the terms of this Agreement and the Award Agreements, Employee automatically will participate in the sell-to-cover or other tax payment process offered to then current Carlyle employees. Employee acknowledges and agrees that any future vesting of RSUs and PSUs may be subject to federal, state and local income tax withholding and that the RSU and PSU income and the applicable taxes withheld will be reported on a Form W-2 for the year in which any such vesting occurs.
d.    Employee will continue to be eligible for health insurance and other applicable employee benefits through the Separation Date. As of the Separation Date, Employee shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of Carlyle or otherwise be entitled to any perquisite or fringe benefit, except: (i) that Employee will be entitled to elect insurance coverage following the Separation Date to the extent permitted under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”); (ii) Employee will retain Employee’s interest in the Carlyle 401(k) plan that has become vested as of the Separation Date; and (iii) as otherwise specifically set forth in this Agreement.
e.    Employee will cooperate with Carlyle at Carlyle’s expense to return Carlyle’s laptop computer and any other Carlyle equipment or property in Employee’s possession to Employer as soon as practicable following the Separation Date, or at such later date determined by Carlyle in order to facilitate Employee’s performance of services as a Senior Advisor. For the avoidance of doubt, Employee will be permitted to retain his personal computer, telephone (including mobile phone) and phone number, which Carlyle acknowledges are his own. Except as otherwise determined by Carlyle, in order to facilitate Employee’s performance of services as a Senior Advisor, Employee will cease to have access to Carlyle’s computer network, voicemail, email, file network, VPN access, and instant messaging as of the Separation Date and will relinquish Employee’s office security pass on the Separation Date, provided that Employee shall be entitled to retain access to Carlyle’s email and voicemail through the later of the end of the Transition Period and September 15, 2022. For at least 60 days following the end of such email/voicemail access, Carlyle shall permit Employee to set up a customary email/voicemail message to direct correspondence to his personal account or phone.
f.    Notwithstanding anything herein to the contrary, following the Separation Date, Employee (i) shall be entitled to retain all business cards and names and contact information retained in Employee’s rolodex or Outlook and (ii) shall be entitled to remove from Carlyle’s premises (and, Carlyle shall reasonably assist Employee in gathering and removing) any personal documents (including, without limitation, any documents relating to Employee’s financial interests in Carlyle, including any funds, investment vehicles and accounts whose investments are or were managed by Carlyle, tax information, agreements or other contracts to which Employee is a party or a beneficiary, and information relating to employee benefit plans and entitlements) that is on Carlyle property (including electronically); provided that all documents covered by clause (ii) shall remain subject to all covenants and agreements for the benefit of Carlyle regarding confidentiality applicable thereto and under which Employee has any obligation.
g.    Carlyle will reimburse Employee for, or pay directly, (i) Employee’s reasonable and documented legal fees and costs incurred in connection with the review, drafting and negotiation of this Agreement and other compensation arrangements and any ancillary documentation up to a maximum amount of $125,000, (ii) Employee’s reasonable and documented public relations, media and communication services fees and costs incurred in connection with Employee’s separation from employment up to a maximum amount of $75,000, and (iii) Employee’s reasonable and documented costs incurred through the Separation Date in the Part 135 Certification of Employee’s personal aircraft and crew. Reimbursements under this Section 2(g) are subject to Employee providing documentation that is reasonably satisfactory to Carlyle.
3.    Carried Interest; Incentive Fees.
a.    In Employee’s capacity as a member of certain Carlyle-controlled partnerships (including in Employee’s individual capacity and via The Kewsong Lee 2011 GST Trust) (the “ILP Entities”) that receive carried interest from those Carlyle investment funds listed on the carried interest summary provided by the Company to Employee on the date hereof (the “Carried Interest Summary”), Employee has been allocated sharing ratios representing Employee’s participation percentage in the carried interest derived from certain investments acquired by Carlyle investment funds through the Separation Date as are identified under the column heading “Investment” on the Carried Interest Summary (the “Acquired Investments”).  For the avoidance of doubt, the information contained in the Carried Interest Summary is current as of June 30, 2022.
b.    Employee will continue to participate in the carried interest proceeds derived from the Acquired Investments in Employee’s capacity as a member of the relevant ILP Entities to the extent that Employee’s participation interest in such Acquired Investments has vested as of the Separation Date, as set forth under the column heading “Vested Percentage” in the Carried Interest Summary (the “Vested Participation”) and such percentage of future participation is listed under the column heading “Vested Effective” in the Carried Interest Summary. As identified under the column heading “Additional Vesting” on the Carried Interest Summary, the vesting of all of Employee’s unvested participation interest in the Acquired Investments as of the Separation Date will be accelerated and become part of the Vested Participation effective as of the Effective Date (such accelerated vesting identified under the column heading “Additional Vesting” on the Carried Interest Summary, collectively, the “Additional Vested Participation”). Employee will have a 0% sharing ratio in Employee’s capacity as a member of the ILP Entities for all investments acquired by the Carlyle funds after the Separation Date.
c.    Employee’s Vested Participation and Additional Vested Participation will continue to be subject to any relevant partnership agreements of the ILP Entities and the Carlyle funds and Carlyle policies and procedures regarding carried interest, including any required clawbacks, holdbacks, escrows, reserves, true-up obligations and similar obligations that may be required under such partnership agreements and Investment Sharing Ratio Letters, and to the cross-collateral effects of each of the Carlyle funds’ structure (such that losses (or gains) derived by any one of the Carlyle funds from other transactions entered into by such Carlyle fund may reduce the carried interest proceeds available for distribution with respect to the Vested Participation or Additional Vested Participation). The terms and conditions of all such partnership agreements are unchanged by this Agreement and remain in full force and effect.
d.    As of the Separation Date, Employee’s eligibility to share in and receive any payment in respect of any of the incentive fees earned by Carlyle (or any affiliate) in respect of TCG BDC, Inc. and TCG BDC II, Inc. shall terminate.
4.    Coinvestments.  All fully funded personal coinvestments made by Employee (including in Employee’s individual capacity and via The Kewsong Lee 2011 GST Trust) prior to the Separation Date are 100% vested and will remain unaffected by the matters contemplated by this Agreement.  A summary of coinvestment interests in all such investments made prior to the Separation Date as of the most recent available date has been provided to Employee by the Company on the date hereof. As of the Separation Date, Employee’s outstanding unfunded coinvestment commitments shall be reduced to zero and Employee shall not be eligible to continue to fund any unfunded coinvestment commitments. For the avoidance of doubt, to the extent that one or more investments in one or more investment funds or vehicles has been funded on Employee’s behalf on or prior to the Separation Date under the line of credit or credit facility for the applicable investment fund or investment vehicle, following the Separation Date, Employee hereby acknowledges that Employee continues to be obligated to fund the capital call(s) made with respect to such investment(s) and Employee remains a party to, and is bound by, the terms and conditions of the applicable Carlyle coinvestment partnership agreement and related documentation governing such coinvestment participation and any agreements Employee has entered into with Carlyle with respect to such coinvestment participation. As of the Separation Date, Employee will not be eligible to invest in any future Carlyle coinvestment opportunities. Notwithstanding Employee’s Separation, with respect to Employee’s vested coinvestment interests, Employee remains a party to, and is bound by, the terms and conditions of the Carlyle coinvestment partnership agreements and related documentation governing such coinvestment participation, including any agreements Employee has entered into with Carlyle with respect to such coinvestment participation.
5.    Restricted and Performance Stock Units. Employee has previously been granted RSUs and PSUs under The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan, as amended from time to time (the “Equity Plan”) and pursuant to the award agreements listed below in this Section 5 (collectively, the “Award Agreements”). For the avoidance of doubt, all references in this Agreement to RSUs and PSUs include deferred restricted common unit awards of The Carlyle Group L.P. that automatically converted into RSUs in connection with Carlyle’s conversion to a corporation effective as of January 1, 2020. All RSUs and PSUs held by Employee pursuant to the Award Agreements will be treated as set forth below in this Section 5, provided that Employee remains in compliance with this Agreement, the applicable Award Agreements and the Equity Plan, and Employee agrees that such treatment is in full satisfaction of any rights Employee may have with respect to the RSUs and PSUs, whether under the Employment Agreement, the Award Agreements, the Equity Plan, or otherwise.
a.    February 2018 RSU Award. Reference is made to the Global Deferred Restricted Common Unit Agreement dated as of February 1, 2018 between the Company and Employee, pursuant to which there were 250,000 RSUs outstanding as of immediately prior to the Separation Date. In accordance with the terms of such Award Agreement, Employee shall remain entitled to receive settlement, subject to applicable tax withholding, of such 250,000 RSUs within 30 days following February 1, 2023.
b.    February 2018 PSU Award. Reference is made to the Global Deferred Restricted Common Unit Agreement (Performance-Vesting) dated as of February 6, 2018 between the Company and Employee, pursuant to which there were 250,000 target PSUs outstanding as of immediately prior to the Separation Date. Employee shall remain entitled to receive settlement, subject to applicable tax withholding, of such 250,000 target PSUs (which target shall be adjusted by the Performance Multiplier (as defined in such Award Agreement)) within 30 days following February 1, 2023.
c.    February 2019 PSU Award. Reference is made to the Global Deferred Restricted Common Unit Agreement For Co-Chief Executive Officers (Outperformance-Vesting) dated as of February 13, 2019 between the Company and Employee, pursuant to which there were 500,000 target PSUs outstanding as of immediately prior to the Separation Date. Employee shall remain entitled to receive settlement, subject to applicable tax withholding, of such 500,000 target PSUs (which target shall be adjusted by the Performance Multiplier (as defined in such Award Agreement)) within 30 days following February 1, 2023.
d.    February 2020 PSU Award. Reference is made to the Global Deferred Restricted Common Unit Agreement For Co-Chief Executive Officers dated as of February 12, 2020 between the Company and Employee, pursuant to which there were 100,000 target PSUs outstanding as of immediately prior to the Separation Date. Employee shall remain entitled to receive settlement, subject to applicable tax withholding, of such 100,000 target PSUs (which shall be adjusted by the Performance Multiplier (as defined in such Award Agreement)) within 30 days following February 1, 2023.
e.    February 2021 PSU Award. Reference is made to the Global Deferred Restricted Stock Unit Agreement (Strategic Equity Performance-Vesting) dated as of February 2, 2021 between Carlyle and Employee (the “February 2021 PSU Agreement”), pursuant to which there were 742,432 target PSUs outstanding as of immediately prior to the Separation Date. In accordance with the terms of such Award Agreement, such 742,432 target PSUs are forfeited in their entirety as of the Separation Date and Employee has no further rights or entitlements with respect to such PSUs.
f.    February 2022 PSU Award. Reference is made to the Global Restricted Stock Unit Agreement dated as of February 10, 2022 between the Company and Employee, pursuant to which there were 605,528 target PSUs outstanding as of immediately prior to the Separation Date. In accordance with the terms of such Award Agreement, such 605,528 target PSUs are forfeited in their entirety as of the Separation Date and Employee has no further rights or entitlements with respect to such PSUs.
g.    May 2022 RSU Award. Reference is made to the Global Deferred Restricted Common Unit Agreement dated as of May 1, 2022 between Carlyle and Employee, pursuant to which there were 9,695 RSUs outstanding as of immediately prior to the Separation Date. In accordance with the terms of such Award Agreement, such 9,695 RSUs vest in their entirety as of November 1, 2022, subject to Employee’s continued service as Senior Advisor through such date (or if Carlyle terminates the Services without Cause).
h.    Notwithstanding anything contained in the Equity Plan or the Award Agreements, no portion of any RSUs or PSUs vested in accordance with the terms of this Section 5 or otherwise held by Employee shall be subject to any limitations on transfer, other than any trading blackout period generally applicable to former employees of Carlyle. For the avoidance of doubt, Employee remains subject to the Company’s policy against insider trading, to the extent applicable to Employee.
6.    Restrictive Covenants.
a.    Employee reaffirms, and agrees to comply with, all restrictive covenants set forth in the Employment Agreement and the related enforcement provisions, including each of the covenants and enforcement provisions contained Section 7 (Records and Confidential Data), Section 8 (Cooperation), Section 9 (Non-Disparagement), Section 10 (Non-Solicitation), and Section 12 (Enforcement of Restrictive Covenants), which, in each case, is set forth at length in Attachment B to this Agreement. Employee agrees that such restrictive covenants and enforcement provisions are, and shall remain, in full force and effect and that such restrictive covenants and enforcement provisions, as set forth in Attachment B to this Agreement, are hereby incorporated into, and form a part of, this Agreement, provided, that, Carlyle shall provide Employee with written notice of any alleged breach of any such covenants and not less than 30 days to cure, if curable (as determined by Carlyle in its reasonable discretion). Carlyle agrees to comply with Section 9 (Non-Disparagement) of the Employment Agreement.
b.    Employee expressly acknowledges and agrees that, he continues to be bound by, and agrees to continue to comply with, any other restrictive covenants and related enforcement provisions applicable to Employee under any agreement between Employee and Carlyle (excluding the covenants contained in the February 2021 PSU Agreement, which shall not apply after the Separation Date), provided, that, Carlyle shall provide Employee with written notice of any alleged breach of any such covenants and not less than 30 days to cure, if curable

(as determined by Carlyle in its reasonable discretion); and provided, further that any non-solicitation or non-hire covenant will not apply to the Executive Assistant.
c.    The applicable post-employment restricted period for any restrictive covenants by which Employee is bound shall commence on the Separation Date.
7.    Indemnification. The Indemnification Agreement dated as of January 1, 2020 by and among the Company and Employee shall remain in full force and effect in accordance with its terms.
8.    Unlawful Acts. Employee agrees and represents that Employee is not aware of any act or omission by or on behalf of Employee or any other Carlyle employee that could constitute an unlawful act, fraud, gross negligence or willful misconduct on the part of Employer or Carlyle during the time of Employee’s employment. Carlyle agrees and represents that it is not aware of any act or omission by or on behalf of Employee or any other Carlyle employee that could constitute an unlawful act, fraud, gross negligence or willful misconduct on the part of Employee during the time of Employee’s employment. Carlyle, on behalf of itself and the Releasees and their successors and assigns, represents and warrants that as of the date of this Agreement, there are no known claims, demands, causes of actions, fees and liabilities of any kind whatsoever, which it or they had or now have against Employee as of the date of this Agreement, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter related to Employee’s employment with Carlyle or otherwise.
9.    Release and Waiver.
a.    Except as to the obligations of Carlyle arising under this Agreement (including, without limitation, the indemnification obligations provided above), Employee, for Employee and Employee’s heirs, beneficiaries, personal representatives and agents, releases and forever discharges Carlyle together with all of each of their present or former officers, directors, partners, members, managers, shareholders, employees, agents, representatives, attorneys, plan administrators and servants, and each of their affiliates, predecessors, successors and assigns, and family members of the aforementioned, each in their official capacities, (collectively, the “Releasees”) from any and all claims, charges, complaints, causes of action, promises, liens, obligations, damages and liabilities of every kind whatsoever, known or unknown, suspected or unsuspected, which against them Employee or Employee’s executors, administrators, successors or assigns ever had, now have or may hereafter claim to have against them arising out of or in any way related to events, acts, omissions or conduct occurring at any time prior to and including the date on which Employee executes this Agreement (the “Release”).
b.    This Release includes, but is not limited to, any rights or claims relating in any way to Employee’s employment relationship with Carlyle or any of the Releasees, or the termination of Employee’s employment, any rights or claims arising under any federal, state or local law, including without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Genetic Information Nondiscrimination Act of 2008, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246 and the Sarbanes-Oxley Act of 2002, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Carlyle or any of the Releasees and Employee; provided that, the Release shall not release Carlyle from its obligations under this Agreement; and provided further that this Release does not waive, release or otherwise discharge any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for earned but unpaid wages, workers’ compensation benefits, unemployment benefits, and vested 401(k) benefits. By signing this Agreement, Employee represents that Employee has not commenced or joined in any claim, charge, action or proceeding whatsoever against Carlyle or any of the Releasees arising out of or relating to any of the matters released in this Section 9. While this Agreement does not prevent Employee from filing a charge with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or any government agency, Employee agrees that Employee will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced by Employee or on Employee’s behalf arising out of the matters released herein, including but not limited to any charge filed with the EEOC or any other government agency which prohibits the waiver of the right to file a charge. This provision also does not prevent Employee from enforcing this Agreement, or challenging it under the Age Discrimination in Employment Act of 1967, including the Older Workers’ Benefit Protection Act of 1990.
c.    For the purpose of implementing a full and complete release, Employee expressly acknowledges that: (i) the Release is intended to include, without limitation, claims that Employee did not know or suspect to exist at the time of execution, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the Release; and (ii) the consideration given under this Agreement was also for the release of the aforementioned claims and contemplates the extinguishment of any such unknown claims.
d.    Employee represents that Employee has not transferred or assigned, or purported to transfer or assign, to any person or entity, any claim described in this Agreement. Employee further agrees to indemnify and hold harmless each and all of the Releasees against any and all claims based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment. Employee agrees that Employee has not and will not cause any lawsuit to be filed or maintained against the Releasees asserting any of the claims released herein.
e.    Employee hereby acknowledges that Employee is not presently affected by any disability that would prevent Employee from knowingly and voluntarily granting this Release, and further acknowledges that the promises made herein are not made under duress, coercion or undue influence.
f.    Employee freely and voluntarily accepts the consideration cited herein as sufficient payment for the full, final and complete release stated herein, and agrees that no other promises or representations have been made to Employee by Carlyle or any other person purporting to act on behalf of Carlyle, except as expressly stated herein.
g.    Employee also hereby waives Employee’s rights under the following statutes to the fullest extent permissible under applicable state and local laws including, but not limited to, New York State Human Rights Law (N.Y. Exec. Law § 296, et seq.); New York City Human Rights Law (NYC Code § 8-101);  New York Equal Pay Law (N.Y. Lab. Law § 194); New York Equal Rights Law (N.Y. Civ. Rights § 40e); New York Off-Duty Conduct Lawful Activities Discrimination Law (N.Y. Lab. Law § 201-d); New York Minimum Wage Act (N.Y. Lab. Law §§ 650 to 665); New York Wage and Hour Law (N.Y. Lab. Law § 190 et seq.); New York Whistleblower Statute (N.Y. Lab Law § 740); New York State Paid Family Leave Benefits Law (12 NYCRR § 380). This waiver and release, however, does not apply to any rights which cannot be waived as a matter of law.
h.    Notwithstanding the foregoing, Employee is not waiving any rights he may have to (a) the Acquired Investments, the Vested Participation or any similar vested participation, Company equity awards (including RSUs and PSUs) or Employee’s vested accrued employee benefits under Carlyle’s health, welfare or 401(k) plans as of the date hereof or the personal investments that you hold in Carlyle-managed investment funds, (b) benefits or rights to seek benefits under applicable workers’ compensation statutes or unemployment insurance or indemnification statutes, (c) be indemnified by any Releasee pursuant to existing contractual arrangements or under such Releasee’s organizational documents or receive coverage under any applicable directors’ and officers’ insurance policy that otherwise affords coverage to Employee, (d) pursue claims which by law cannot be waived by signing this Agreement, or (e) enforce this Agreement.
10.    Return of Confidential Information and Property. Employee represents and agrees that, subject to Section 2(f): (a) Employee shall return to Carlyle, by the Separation Date, all Confidential Information, including without limitation, mailing lists, reports, files, memoranda, correspondence, notices, records and software, data, computer access codes or disks and instructional manuals, and other physical or personal property which Employee received and/or prepared or helped prepare in connection with Employee’s employment and (b) Employee will not retain copies, duplicates, reproductions or excerpts of any Confidential Information.
11.    Survivability. The validity of this Agreement shall be as of the Effective Date, and all representations, warranties, covenants and other promises set forth in this Agreement shall be true and correct on the Effective Date and the Separation Date and shall survive the execution of this Agreement by the parties.
12.    Incorporation of Certain Provisions by Reference. The following provisions of the Employment are incorporated herein by reference and shall apply to this Agreement as if set forth at length herein, mutatis mutandis: Section 13 (Offset), Section 14 (Withholding), Section 18 (Arbitration), Section 19 (Recoupment Policy), and Section 20 (Code Section 409A).
13.    Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto, and it may only be modified or amended in writing signed by all parties hereto. For the avoidance of doubt, all written agreements between Employee and any Carlyle-related entity shall remain in full force and effect and Employee shall continue to be bound by the terms and conditions thereof, except as explicitly indicated otherwise in this Agreement. Except for provisions of the Employment Agreement that are expressly incorporated herein by reference, as of the Separation Date, the Employment Agreement shall be void and of no further force or effect. For the purpose of clarity, any and all notice provisions contained in the Employment Agreement or any Carlyle-affiliated partnership agreement or other agreement applicable to Employee are hereby waived and of no further force or effect.
14.    Governing Law. The validity of this Agreement and any of the terms or provisions as well as the rights and duties of the parties hereunder shall be governed by the laws of the State of New York, without reference to any conflict of law or choice of law principles in the State of New York that might apply the law of another jurisdiction.
15.    Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signature pages in “.pdf” form or other electronic signatures (including signatures via DocuSign) shall be deemed original signatures of this Agreement.
16.    Employee agrees that:
•Employee is entering into this Agreement knowingly and voluntarily, and Employee has not been coerced, intimidated or threatened into signing this Agreement;

•Employee has been advised by Employer in writing of Employee’s right to consult an attorney and that Employee should consult an attorney about this Agreement;
•Employee has twenty-one (21) days to consider this Agreement, with such time period to begin upon Employee’s receipt of this Agreement. The parties agree that any changes made to this Agreement during the twenty-one (21) days in which Employee may consider this Agreement, whether material or not, will not restart the running of the twenty-one (21) day period;
•Except for the final pay set forth in Section 2.a., absent execution of this Agreement, Employee is not otherwise entitled to the payments and consideration described in Sections 2, 3, and 5.a and 5.b hereof;
•Employee has been advised that any tax information or written tax advice contained herein is not intended to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax penalties that may be imposed on the taxpayer.  (The foregoing sentence has been affixed pursuant to U.S. Treasury Regulations governing tax practice);
•Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement (the “Revocation Period”). This Agreement is neither effective nor enforceable until the eighth (8th) day following Employee’s execution of this Agreement as long as Employee has not revoked this Agreement (such eighth (8th) day, the “Effective Date”). Employee can revoke this Agreement during the Revocation Period by sending an e-mail to Jeffrey Ferguson, Jeffrey.Ferguson@carlyle.com and by also sending a confirming notice by certified mail to Jeffrey Ferguson. In the event that Employee revokes this Agreement, this Agreement shall be null and void, and Employee shall not be entitled to any of the consideration set forth in this Agreement for which a release of claims is required; and
•Employee has read this Agreement carefully and fully understands it.
17.    Notices. For purposes of this Agreement, notices, demands and all other communications provided for hereunder to be given to Carlyle shall be in writing and shall be deemed to have been given when delivered by email to Jeffrey Ferguson and confirmed via telephone to Jeffrey Ferguson. Notices to Employee shall be deemed to have been given when sent to Employee’s last known address in Carlyle’s Human Resources files or at such other address as Employee shall have furnished to Carlyle in writing.
18.    Benefit. Employer shall receive the benefit of all provisions of this Agreement on its own behalf and as trustee on behalf of all other relevant Carlyle entities and the portfolio companies.
19.    Defend Trade Secrets Act Disclosure. By Employee’s signature to this Agreement, Employee acknowledges that Employee has received and reviewed The Carlyle Group’s Whistleblower Policy, which, among other things, provides written notice to Employee of certain immunity provided by the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).
[Signature Page Follows.]

IN WITNESS WHEREOF, Employee, Employer, and Carlyle have executed this Agreement as of the date first set forth above.

EMPLOYER:    The Carlyle Group Employee Co., L.L.C.,
on behalf of itself and Carlyle

By:	/s/ Jeffrey Ferguson
Name:	Jeffrey W. Ferguson
Title:	General Counsel

The Carlyle Group Inc.

By:	/s/ Jeffrey Ferguson
Name:	Jeffrey W. Ferguson
Title:	General Counsel

CG Subsidiary Holdings L.L.C.

By:	/s/ Jeffrey Ferguson
Name:	Jeffrey W. Ferguson
Title:	Managing Director

Carlyle Holdings III L.P.

By:	/s/ Jeffrey Ferguson
Name:	Jeffrey W. Ferguson
Title:	Managing Director

[Signature Page to Separation Agreement]

EMPLOYEE:

/s/ Kewsong Lee
Kewsong Lee

[Signature Page to Separation Agreement]

ATTACHMENT A
See attached.

A-1

CONFIRMATION OF RESIGNATION AND POWER OF ATTORNEY
Kewsong Lee (the “Undersigned Individual”) hereby confirms that effective as of August 7, 2022 (the “Effective Date”) the Undersigned Individual has resigned and agreed not to hold any position as an employee, officer, director, board member or observer, committee member, agent or any other similar position with: (i) The Carlyle Group Employee Co., L.L.C.; (ii) any subsidiary or affiliate controlled by, controlling, or under common ownership with The Carlyle Group Employee Co., L.L.C., including any entity doing business under The Carlyle Group name (collectively, “Carlyle”); or (iii) any portfolio company or investment in which Carlyle or an affiliate of Carlyle has acquired a direct or indirect interest as of the date below (the entities identified in (i), (ii), and (iii), collectively, the “Carlyle Entities”).
The Undersigned Individual hereby appoints Jeffrey W. Ferguson as the undersigned’s attorney-in-fact with full power and authority, on the Undersigned Individual’s behalf, to execute and deliver any document or instrument that may be necessary and appropriate for effecting the Undersigned Individual’s removal as an officer, director, advisor, board member or observer, committee member, agent of any similar position of any of the Carlyle Entities as of the Effective Date.
Employee agrees to cooperate with Carlyle to take such further actions and deliver such additional documents, consents or instruments as may be reasonably necessary or appropriate to give effect to the intent of this Confirmation of Resignation and Power of Attorney to facilitate Employee’s resignation from all roles with Carlyle or associated with Carlyle as described herein.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Undersigned Individual has executed this Confirmation of Resignation and Power of Attorney as of the date first indicated above.

Signed as a Deed

/s/ Kewsong Lee
Kewsong Lee

[Signature Page to Confirmation of Resignation and Power of Attorney]

ATTACHMENT B
Restrictive Covenants
All capitalized terms used and not otherwise defined in this Attachment B shall have the meaning given to such terms in the Employment Agreement.
7.    Records and Confidential Data.
a.    All memoranda, notices, files, records and other documents made or compiled by Employee during the Term in the ordinary course of business (other than business cards and names and contact information retained in Employee’s rolodex or Outlook), or made available to Employee concerning the business of Carlyle (including, without limitation, any “best practices” materials made available to Employee), shall be Employer’s property and shall be delivered to Employer promptly following its request therefore or automatically promptly following the end of the Term. Notwithstanding anything herein to the contrary, Employee shall be entitled to retain, both during and following the Term, (i) all business cards and names and contact information retained in Employee’s rolodex or Outlook and (ii) shall be entitled to remove from Carlyle’s premises (and, upon a termination of employment for any reason, Employer shall reasonably assist Employee in gathering and removing) any personal documents (including, without limitation, any documents relating to his financial interests in Carlyle, including any funds, investment vehicles and accounts whose investments are or were managed by Carlyle, tax information, agreements or other contracts to which Employee is a party or a beneficiary, and information relating to employee benefit plans and entitlements) that is on Carlyle property (including electronically); provided that all documents covered by clause (ii) shall remain subject to all covenants and agreements for the benefit of Carlyle regarding confidentiality applicable thereto and under which Employee has any obligation.
b.    Employee acknowledges that, in and as a result of Employee’s employment hereunder, Employee will be making use of and/or acquiring confidential or proprietary information, knowledge and data developed by Carlyle that is of a special and unique nature and value to Carlyle, including, but not limited to, the nature and material terms of business opportunities and proposals available to Carlyle and financial records of Carlyle, Carlyle investment funds and investors in such funds (collectively, “Confidential Information”). Employee shall not at any time disclose to any Person (other than Carlyle) or use for any purpose other than in accordance with Employee’s employment with Carlyle, any Confidential Information (regardless of whether such information qualifies as a “trade secret” under applicable law) that has been obtained by or disclosed to Employee as a result of Employee’s employment by Employer unless: (i) authorized in writing by Employer; (ii) such information, knowledge or data is or becomes available to the public generally without breach of this Section 7; (iii) disclosure is required to be made pursuant to an order of any court or government agency, subpoena or legal process; (iv) disclosure is made to officers, directors or affiliates of Employer or Carlyle (and the officers and directors of such affiliates) or to auditors, counsel, or other professional advisors to Carlyle; or (v) disclosure is required by a court, mediator or arbitrator in connection with any litigation or dispute between Employer and Employee. Employee shall immediately supply Employer with a copy of any legal process delivered to Employee requesting Confidential Information, and prior to disclosure of Confidential Information in connection therewith or any other required disclosure, Employee shall notify Employer and shall permit Employer to seek an order protecting the confidentiality of such information, unless Employee has been advised by counsel that such notification would violate applicable law or an applicable court order. Employee agrees that Employee’s obligations under this Section 7 may be enforced by specific performance and that breaches or prospective breaches of this Section 7 may be enjoined.

c.    Employee will not publicly disclose any private placement fundraising information about a Carlyle fund vehicle that has not had a final closing of capital commitments if such disclosure would violate the federal “private placement” rules that permit fund offerings to be unregistered.
d.    Notwithstanding any other provision of this Agreement: (i) no provision of this Agreement prohibits or restricts Employee from reporting possible violations of law or other whistleblower information to a government regulator or governmental agency or other authorized individuals; (ii) Carlyle’s consent is not required for such disclosure to a government regulator or governmental agency; and (iii) notice to Carlyle is not required in the case of such whistleblower disclosure to a government regulator or governmental agency. Notwithstanding the foregoing, under no circumstance is Employee authorized to disclose any information covered by Carlyle’s attorney-client privileged or attorney work product without Carlyle’s prior written consent. The obligations under this Section 7 shall survive the termination or expiration of this Agreement and any termination of Employee’s employment.
8.    Cooperation.
a.    Following the termination of Employee’s employment with Employer for any reason, Employee shall provide reasonable cooperation to Employer and its affiliates in connection with (i) the orderly transfer of information known by Employee regarding his duties and (ii) any formal or informal dispute resolution effort, action, proceeding, investigation or litigation involving Carlyle or its affiliates relating to any matter that occurred during or prior to the Term in which Employee was involved or of which he has substantive knowledge; provided that Employee shall be reimbursed for any reasonable out-of-pocket costs incurred in connection with such cooperation (including any reasonable legal, accounting or other professional fees incurred by Employee subject to pre-approval by Employer not to be unreasonably withheld or delayed), and any such cooperation shall be at such times and in such locations as are reasonably acceptable to Employee taking into account his other professional and personal obligations. If Employee receives a subpoena or other request for information, Employee agrees to provide Employer with prompt notice of the subpoena or request so that Carlyle may take appropriate action to avoid or contest disclosure, unless Employee has been advised by counsel that providing such notice would violate applicable law or an applicable court order.
b.    Following the termination of Employee’s employment with Employer for any reason, Employer shall, and shall cause its affiliates to, provide reasonable cooperation to Employee in all matters relating to his interests and rights in, and obligation in respect of, Carlyle and any funds, investment vehicles and accounts whose investments are or were managed by Carlyle, including, by providing copies of all documents governing any such interests, rights and obligations and providing reasonable access to such Carlyle personnel as is reasonable requested by Employee to understand such interests, rights and obligations.
9.    Non-Disparagement. Employer and Employee covenant and agree that, both during Employee’s employment with Employer and for a period of five years after the Separation Date, (i) Employee shall not disparage Carlyle, the Founders and Carlyle’s employees, directors or businesses or members of Carlyle’s Executive and Management Committees and (ii) Carlyle shall not authorize, and the Founders and Carlyle’s directors and members of Carlyle’s Executive and Management Committees shall not make, disparaging remarks about Employee. The previous sentence shall not apply, however, in the case of any statement that is made (x) in testimony pursuant to a court order, subpoena or legal process or (y) to a court, mediator, government agency or arbitrator in connection with any litigation or dispute between Employer and Employee.
10.    Non-Solicitation. Employee agrees that, both during Employee’s employment with Employer and for a period of 12 months after the Separation Date, Employee will not, directly or indirectly, without the prior written consent of the Board: (i) participate in any capacity, including as an investor or an advisor, in any transaction that Carlyle was actively considering investing in or offering to invest in prior to the Separation Date; (ii) solicit, contact or identify investors in any investment partnership, fund, vehicle or managed account controlled or advised by Carlyle (to the extent Employee knows that such Person is an investor, directly or indirectly, in such partnership, fund, vehicle or managed account) on behalf of any Person; or (iii) recruit, solicit, induce or seek to induce any current employee of Carlyle (other than the Executive Assistant) to become employed by Employee or any other Person; provided, however, Employee’s obligations pursuant to clause (ii) following the Separation Date shall not be in effect beyond December 31, 2022; provided, further, Employee’s obligations pursuant to this Section 10 following the Separation Date shall not be in effect beyond a Change of Control.
11.    Non-Competition. Employee agrees that, both during Employee’s employment with Employer and for the period from the Separation Date through December 31, 2022 or, if earlier, a Change of Control, Employee will not, directly or indirectly, without the prior written consent of the Board, engage in any business or activity that competes with the Carlyle Business. For this purpose, Employee shall be deemed “engaged” in a proscribed activity in the event Employee engages in the activity directly or indirectly, whether through or by an entity in which Employee is a director (or the equivalent), executive officer, employee, or equity holder, or otherwise. Employee shall not be deemed to be “engaged” in the proscribed activity if (x) the entity engaged in the activity is a publicly traded entity and Employee’s only relationship with such entity is an equity stake of five percent (5%) or less or (y) Employee indirectly holds an equity interest in an entity, with such interest being a stake of five percent (5%) or less of the interests in such entity, that is engaged in a proscribed activity through a fund or similar investment vehicle in which Employee is a limited partner (or functional equivalent) with no direction or control over the investments of such fund or other investment vehicle. Notwithstanding anything to the contrary herein, Employee may engage in (i) personal investment activities that do not compete with the Carlyle Business and for which Employee receives no compensation in any form and (ii) charitable, community, literary and artistic activities.
12.    Enforcement of Restrictive Covenants.
a.    Employee agrees that Sections 10 and 11 may limit Employee’s ability to earn a livelihood in a business similar to the business conducted by Employer, but Employee nevertheless hereby agrees and hereby acknowledges the consideration provided to Employee in this Agreement is adequate to support the restrictions contained herein. Employee further agrees that the restrictions set forth in Sections 10 and 11 are reasonable and necessary to protect Carlyle’s trade secrets and other legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine Sections 10 and 11 to be unenforceable or invalid for any reason, Employee and Carlyle agree that Sections 10 and 11, as applicable, shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all respects as to which it may be enforceable, all as determined by such court or tribunal.
b.    Employee agrees and acknowledges that Sections 9, 10 and 11 are a material inducement to Carlyle to enter into the Employment Agreement and, as such, it is agreed by the parties that any violation of Sections 9, 10 and 11 by Employee will constitute a material breach of the Employment Agreement and shall entitle Employer to cease making any payment pursuant to Section 6.a of the Employment Agreement (as incorporated into Section 2 of this Agreement). Employee and Employer agree that the remedy at law for any breach of Sections 9, 10 and 11 may be inadequate, and that Carlyle or Employee, as applicable, shall, in addition to whatever other remedies it may have at law or in equity, be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any court or tribunal of competent jurisdiction, to prevent a breach of Employee’s or Carlyle’s obligations as set forth in

Sections 9, 10 and 11. The obligations under Sections 9, 10 and 11 shall survive the expiration or termination of the Employment Agreement or this Agreement.